
 <ARTICLE>                  5

 <PERIOD-TYPE>                                        9-MOS
 <FISCAL-YEAR-END>                                    MAR-31-1998
 <PERIOD-END>                                         DEC-31-1997
 <CASH>                                               302,931
 <SECURITIES>                                         1,991,013
 <RECEIVABLES>                                        000
 <ALLOWANCES>                                         000
 <INVENTORY>                                          000
 <CURRENT-ASSETS>                                     000
 <PP&E>                                               1,127,699
 <DEPRECIATION>                                       000
 <TOTAL-ASSETS>                                       6,636,182<F1>
 <CURRENT-LIABILITIES>                                000
 <BONDS>                                              1,210,000
 <PREFERRED-MANDATORY>                                000
 <PREFERRED>                                          000
 <COMMON>                                             000
 <OTHER-SE>                                           5,227,898
 <TOTAL-LIABILITY-AND-EQUITY>                         6,636,182<F2>
 <SALES>                                              000
 <TOTAL-REVENUES>                                     309,332<F3>
 <CGS>                                                000
 <TOTAL-COSTS>                                        000
 <OTHER-EXPENSES>                                     372,746<F4>
 <LOSS-PROVISION>                                     000
 <INTEREST-EXPENSE>                                   88,554
 <INCOME-PRETAX>                                      000
 <INCOME-TAX>                                         000
 <INCOME-CONTINUING>                                  000
 <DISCONTINUED>                                       000
 <EXTRAORDINARY>                                      000
 <CHANGES>                                            000
 <NET-INCOME>                                         (1,734,629)<F5>
 <EPS-PRIMARY>                                        (34.35)
 <EPS-DILUTED>                                        000

 <F1>Included in total assets is $3,293 of tenant security deposits,  Investments in Local Limited Partnerships of $2,999,668, deferred charges, net $45,951, bond trusts of $124,676, mortgagee escrow deposits of $6,690, replacement reserve escrow of $6,092 and other assets of $28,169. <F2>Included in total liability and equity is accounts payable to affiliates $11,058, accounts payable and accrued expenses of $25,975, accrued interest of $98,313, tenant security deposits payable of $4,306, and $58,632 of minority interest in Local Limited Partnership. <F3>Total revenue includes rental of $172,266, investment of $107,755 and other of $29,311. <F4>Included in other expenses is an adjustment to the provision for valuation of investments in Local Limited Partnerships of $(55,803), general and administrative of $204,655, bad debt expense of $52,665, rental operations, exclusive of depreciation of $77,914, depreciation of $30,546 and amortization of $62,769. <F5>Net loss reflects equity in losses of Local Limited Partnerships of $(1,582,876) and minority interest in loss of Local Limited Partnership of $215.

